Exhibit 77(q)(1)


                                    Exhibits

(a)(1) Articles of Amendment dated November 29, 2007 regarding the dissolution of Fundamental Research Portfolio - Filed herein.

(e)(1) Amended Schedule A and Schedule B effective November 2007 to the Investment Advisory Agreement between ING Partners, Inc. and ING Life Insurance and Annuity Company - Filed herein.

(e)(2) Amended Schedule A dated September, 2007 by and between American Century Investment Management, Inc. and Directed Services, LLC.- Filed herein.

(e)(3) Amended Schedule A dated September 2007 between Davis Selected Advisers, L.P. and Directed Services, LLC - Filed herein.

(e)(4) Third Amendment dated September 15, 2007 between ING Life Insurance and Annuity Company and ING Investment Management Co. - Filed herein.

(e)(5) Fifth Amendment and Amended Schedule A dated May 1, 2007 between T. Rowe Price Associates, Inc. and Directed Services, LLC - Filed herein.